INNOVID, Inc.
Global Share Incentive Plan (2008)
Fifth Amended and Restated on October 22, 2020
1.    Name And Purpose
1.1    This plan as amended from time to time, originally established and adopted by the Board of Directors of the Company, Innovid, Inc. on September 25, 2008 and approved and adopted by the unanimous written consent of the stockholders effected October 4, 2008, and was amended and restated by the Board of Directors on June 12, 2012 and approved and adopted by the unanimous written consent of the stockholders effected December 10, 2012, and was amended and restated by the Board of Directors on December 3, 2015 and approved and adopted by the unanimous written consent of the stockholders effected December 3, 2015 and was amended and restated by the Board of Directors on October 30, 2019, and as hereby amended and restated by the Board of Directors on October 22, 2020, and approved and adopted by the unanimous written consent of the stockholders effected October 22, 2020, shall be known as the Innovid, Inc. Global Share Incentive Plan (2008) (the “Plan”).
1.2    The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers of the Company and its affiliates and subsidiaries, if any, and to promote the Company's business by providing such individuals with opportunities to receive Awards pursuant to the Plan and to strengthen the sense of common interest between such individuals and the Company's Shareholders.
1.3    Awards granted under the Plan to Service Providers in various jurisdictions may be subject to specific terms and conditions for such grants may be set forth in one or more separate appendix to the Plan, as may be approved by the Board of Directors of the Company from time to time.
2.    Definitions
“Administrator” shall mean the Board of Directors or a Committee.
“Appendix” shall mean any appendix to the Plan adopted by the Board of Directors containing country-specific or other special terms relating to Awards granted to eligible Service Providers who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, including additional terms with respect to grants of Options, Restricted Shares and other equity-based Awards, including terms and conditions different from those specified in the Plan as may, in the judgment of the Board of Directors, be necessary or desirable to foster and promote achievement of the purposes of the Plan.
“Award” shall mean a grant of Options or allotment of Shares or other equity-based award hereunder. All Awards shall be confirmed by an Award Agreement, and subject to the terms and conditions of such Award Agreement.
“Award Agreement” shall mean a written instrument setting forth the terms applicable to a particular Award.

“Board of Directors” shall mean the board of directors of the Company.
“Cause” shall have the meaning ascribed to such term or a similar term as set forth in the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider, or, in the absence of such a definition: (i) conviction (or plea of nolo contendere) of any felony or crime involving moral turpitude or affecting the Company; (ii) repeated and unreasonable refusal to carry out a reasonable and lawful directive of the Company or of Participant’s supervisor which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) fraud or embezzlement of funds of the Company or its affiliates; (iv) any breach by a director of his / her fiduciary duties or duties of care towards the Company; (v) any disclosure of confidential information of the Company or breach of any obligation not to compete with the Company or not to violate a restrictive covenant; and (vi) any other event of Cause, as this term is defined in specific agreements (i.e. option agreement and employment agreement) of any respective Participant.
“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.
“Committee” shall mean a compensation committee or other committee as may be appointed and maintained by the Board of Directors, in its discretion, to administer the Plan, to the extent permissible under applicable law, as amended from time to time.
“Company” shall mean Innovid, Inc., a Delaware Corporation, and its successors and assigns.
“Consultant” means any entity or individual who (either directly or, in the case of an individual, through his or her employer) is an advisor or consultant to the Company or its subsidiary or affiliate.
“Corporate Charter” shall mean the Certificate of Incorporation and By-Laws of the Company, and any subsequent amendments or replacements thereto.
“Date of Termination” shall mean the date set forth in Section 9.2.
“Disability” shall have the meaning ascribed to such term or a similar term in the Participant's employment agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Company because of the sickness or injury of the Participant for a consecutive period of 90 days.
“DGCL” shall mean the Delaware General Corporation Law or other applicable law.
“Fair Market Value” shall mean, as of any date, the value of Shares, determined as follows:
(i) If the Shares are listed on any established stock, the Fair Market Value of a Share shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the common stock) for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported, on the last market trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Board deems reliable.
(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the closing bid and asked prices for the Shares on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Shares, in each case, as reported in The Wall Street Journal or such other source as the Board deems reliable;
(iii)     In the absence of such markets for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board of Directors, taking into consideration the previous investment round in the Company. In the event that the Board of Directors shall not reach an agreement with regards to the Company's Fair Market Value and/or upon the Company's absolute discretion, the Company's Fair Market Value shall be determined by an external assessor, which shall be approved by the Company.
Notwithstanding any provision herein to the contrary, with respect to Options, the “Fair Market Value” of the Shares shall be determined in a manner consistent with a reasonable valuation method under Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) promulgated under Code Section 409A and with respect to Incentive Stock Options, such Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Code Section 422, and subject to Code Section 422(c)(7).
“Incentive Stock Option” means any Option granted to an ISO Eligible Employee intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
“IPO” shall mean an initial offering of the Company’s Shares to the public in an underwritten offering under an applicable registration statement.
“ISO Eligible Employee” shall mean an employee of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code) or parent corporation (within the meaning of Section 424(e) of the Code).
“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
“Options” shall mean options to purchase Shares awarded under the Plan. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options, and the Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option.
“Parent” means, in respect of the Corporation, a “parent corporation” as defined in Sections 424(e) of the Code.
“Participant” shall mean a recipient of an Award hereunder who executes an Award Agreement.
“Restricted Shares” means an Award of Shares under this Plan that is subject to the certain restrictions pursuant to terms and conditions of Section 7 below and may be subject to risk of forfeiture.
“Service Provider” shall mean an employee, director, office holder or Consultant of the Company or its subsidiary or affiliate.
“Subsidiary” shall mean, in respect of the Corporation, a subsidiary company as defined in Sections 424(f) and (g) of the Code.
“Shares” shall mean shares of common stock, par value US$0.001 per share, of the Company.
“Ten Percent Shareholder” shall mean a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.
“Transaction” shall have the meaning set forth in Section 10.2.

3.    Administration of the Plan
3.1    The Plan will be administered by the Administrator. If the Administrator is a Committee, such Committee will consist of such number of members of the board of directors of the Company (not less than two in number), as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint such members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.
3.2    The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee shall be the valid acts of the Committee. The Committee shall appoint a secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business and the implementation of the Plan, as it shall deem advisable, subject to the directives of the Board of Directors and in accordance with applicable law.
3.3    Subject to the general terms and conditions of the Plan, and in particular Section 3.4 below, the Administrator shall have full authority in its discretion, from time to time and at any time, to determine (i) eligible Participants, (ii) the number of Options or Shares to be covered by each Award, (iii) the time or times at which the Award shall be granted, (iv) the vesting schedule and other terms and conditions applying to Awards, (v) the form(s) of written agreements applying to Awards, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of Awards. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the DGCL, its Corporate Charter or other applicable law, rules and regulations.
3.4    No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Corporate Charter, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.
3.5    The interpretation and construction by the Administrator of any provision of the Plan or of any Option hereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option hereunder shall be conclusive unless otherwise determined by the Board of Directors. To avoid doubt, the Board of Directors may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.
3.6    The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. Notwithstanding the foregoing, no action of the Administrator under this Section 3.6 not otherwise provided for herein or in an Award Agreement shall reduce the rights of any Participant without the Participant’s consent.
3.7    Without limiting the generality of the foregoing, the Administrator may adopt special Appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions.

4.    Eligible Participants
4.1    No Award may be granted pursuant to the Plan to any person serving as a member of the Committee or to any other director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under the DGCL or applicable law.
4.2    Subject to the limitation set forth in Section 4.1 above and any restriction imposed by applicable law, Awards may be granted to any Service Provider of the Company, whether or not a director of the Company or its affiliates. The grant of an Award to a Participant hereunder shall neither entitle such Participant to receive an additional Award or participate in other incentive plans of the Company, nor disqualify such Participant from receiving any additional Award or participating in other incentive plans of the Company.

5.    Reserved Shares
Subject to adjustment as provided under Section 10.1 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 11,325,194 Shares all of which may be granted as Incentive Stock Options; provided such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Code Section 422. Any Shares under the Plan, in respect of which the right hereunder of a Participant to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant as Awards under the Plan. Any Shares that remain unissued and are not subject to Awards at the termination of the Plan shall cease to be reserved for purposes of the Plan. Until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.    Award Agreement
6.1    The Administrator in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date specified by the Administrator at the time such award is made, or in the absence of such specification, the date of approval of the award by the Administrator.
6.2    The Award Agreement shall state, inter alia, the number of Options or Shares or equity-based units covered thereby, the type of Option or Share-based or other grant awarded, any special terms applying to such Award (if any), including the terms of any country-specific or other applicable Appendix, as determined by the Board of Directors.

7.    Restricted Shares and Other Equity-Based Awards
7.1    Eligibility. Restricted Shares may be issued to all Participants either alone or in addition to other Awards granted under the Plan, and shall be subject to the terms and conditions of the Plan and any applicable Appendix, as specified in the Award Agreement. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Shares will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant or vesting of Restricted Shares upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion. Unless otherwise determined by the Administrator, the Participant shall not be permitted to sell or transfer shares of Restricted Shares awarded under this Plan during a period set by the Administrator (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award agreement.
7.2    Terms. A Participant selected to receive Restricted Shares shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. The purchase price of Restricted Shares shall be determined by the Administrator, but shall not be less than as permitted under applicable law. Awards of Restricted Shares must be accepted within a period of 60 days (or such shorter period as the Administrator may specify at grant) after the grant date, by executing an Award Agreement and by paying whatever price (if any) the Administrator has designated thereunder.
7.3    Legend. Each Participant receiving Restricted Shares shall be issued a Share certificate in respect of such shares of Restricted Shares, unless the Administrator elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (as well as other legend required by the Administrator pursuant to Section 18.3 below):
“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the Shares represented hereby are subject to the terms and conditions (including forfeiture) of the Innovid, Inc. Global Share Incentive Plan (2008), and an Award Agreement entered into between the registered owner and the Company dated ____________. Copies of such Plan and Award agreement are on file at Innovid, Inc.”
7.4    Custody. The Administrator may require that any share certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares Award, the Participant shall have delivered a duly signed share transfer deed, endorsed in blank, relating to the Shares covered by such Award.
7.5    Rights as Shareholder. Except as provided in this Section and Section 7.4 above and as otherwise determined by the Administrator and set forth in the Award Agreement, the Participant shall have, with respect to the shares of Restricted Shares, all of the rights of a holder of Shares including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Shares, the right to tender such shares. Notwithstanding the foregoing, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, unless the Administrator, in its sole discretion, specifies otherwise at the time of the Award.
7.6    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.
7.7     Other Equity Based Awards. Other equity-based awards (including, without limitation, restricted shares units and performance share awards) may be granted either alone or in addition to or other Awards granted under the Plan to all eligible Participants pursuant to such terms and conditions as the Administrator may determine, including without limitation, in one or more appendix adopted by the administrator and appended to this Plan.

8.    Options
8.1    General Provisions.
    (a) Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan and any applicable Appendix, as specified in the Award Agreement.
    (b) The exercise price for each Share to be issued upon exercise of an Option shall be such price as is determined by the Board in its discretion, provided that the price per Share is not less than the par value of each Share, or to the extent required pursuant to applicable law, including, but not limited to, qualifying for exclusion from the application of Code Section 409A, not less than 100% of the Fair Market Value of a Share on the date of grant.
    (c) An Option, or any part thereof, shall be exercisable by the Participant's signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in such form and substance as may be prescribed by the Board of Directors from time to time, together with full payment for the Shares underlying such Option.
    (d) Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or by check payable to the order of the Company, or such other method of payment determined by the Administrator (including by means of cashless exercise, to the extent approved by the Administrator and, where applicable, subject to the provisions of applicable tax law), and shall be accompanied by a notice stating the number of Shares being paid for thereby.
    (e) Until the Shares are issued (as evidenced by the appropriate entry in the register of the Company or of a duly authorized transfer agent of the Company) a Participant shall have no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 10 of the Plan.
    (f) To the extent permitted by law, if the Shares are traded on a national securities exchange, or otherwise publicly traded or quoted, payment for the Shares underlying an Option may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the exercise price (or the relevant portion thereof, as applicable) and any withholding taxes, or on such other terms and conditions as may be acceptable to the Administrator. No Shares shall be issued until payment has been made or provided for, as provided herein.
8.2    Special Terms for Incentive Stock Options.
    (a) Eligibility and Designation. Incentive Stock Options may be granted only to ISO Eligible Employees and the Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option.
(b) Exercise Price. The exercise price per Share subject to an Incentive Stock Option shall be determined by the Administrator at the time of grant of such Incentive Stock Option; provided that the per share exercise price of an Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.
(c) Option Term. The term of each Incentive Stock Option shall be fixed by the Administrator; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date such Incentive Stock Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.
(d) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options.
(e) Effect of Termination. Except as provided in Section 8.2(e)(ii) hereinbelow, if an ISO Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option. Notwithstanding anything to the contrary in this Plan, with respect to Incentive Stock Options, the following provisions must be met in order for the Award to qualify as an Incentive Stock Option under the Code:
(i) in the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for any reason other than the Participant’s death or Disability, the vested Options must be exercised within three (3) months from the effective date of termination of the Participant’s employment with the Company, any Subsidiary or Parent;
(ii) in the event that the Participant’s employment with the Company, a Subsidiary or Parent terminates as a result of the Participant’s death or Disability, the Option must be exercised within twelve (12) months following the Participant’s date of termination for death or Disability.
(f) Incentive Stock Option Lock-Up Period and Notice of Disqualifying Disposition. Upon the disposition of any Shares received pursuant to the exercise of Incentive Stock Options within two (2) years from the date of grant of such Incentive Stock Option, or within one (1) year after the transfer of such Shares to the Participant, such Incentive Stock Options shall be deemed to be Non-Qualified Stock Options. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of grant of such Incentive Stock Option or (ii) one (1) year after the transfer of such Shares to the Participant.
(g) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

9.    Termination of Relationship as Service Provider
9.1    Effect of Termination; Exercise after Termination. Unless otherwise determined by the Administrator, if a Participant ceases to be a Service Provider, such Participant may exercise any outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, any Options are unvested, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
In the absence of a provision specifying otherwise in the relevant Award Agreement, then:
(a) in the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause, death or Disability, (i) the vested portion of the Options shall remain exercisable until the earlier of: a period of three (3) months from the Date of Termination, or expiration of the term of the Option as set forth in Section 13; and (ii) all Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited as of the Date of Termination;
(b) in the event that the Participant ceases to be a Service Provider for Cause, then (i) all Options will terminate immediately upon the Date of Termination for Cause, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable and (ii) all Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited as of the Date of Termination.
(c) in the event that the Participant ceases to be a Service Provider as a result of the Participant’s Disability: (i) the, vested portion of the Option shall remain exercisable until the earlier of: a period of twelve (12) months from the Date of Termination; or expiration of the term of the Option as set forth in Section 13; and (ii) all Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited as of the Date of Termination.
(d) in the event that the Participant dies while a Service Provider: (i), the vested portion of the Option shall remain exercisable by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for twelve (12) months following the Participant’s date of death and (ii) all Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited as of the Date of Termination.
9.2     Date of Termination.    For purposes of the Plan and any Option or Option Agreement, and unless otherwise set forth in the relevant Award Agreement, the “Date of Termination” (whether for Cause or otherwise) shall be the effective date of termination of the Participant's employment or engagement as a Service Provider.
9.3    Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

9.4 Change of Status. A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, and its parent, subsidiary, affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.) provided that such change does not affect the specific terms applying to the Service Provider’s Award.
10.    Adjustments
Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:
10.1    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or other Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or other Award, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or other Award.
10.2    Merger, Acquisition, or Asset Sale.
(a)     In the event of (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or the direct or indirect parent of the Company or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company's securities by virtue of the transaction, (ii) an acquisition of all or substantially all of the shares of the Company, or (iii) the sale of all or substantially all of the assets of the Company (each such event, a “Transaction”), the unexercised or restricted portion of each outstanding Award shall be assumed or an equivalent Award or right substituted, by the successor corporation or an affiliate of the successor corporation, as shall be determined by such entity, subject to the terms hereof. In the event that the successor corporation or a parent or subsidiary of the successor corporation does not provide for such an assumption or substitution of Options, the Administrator may determine, at its sole discretion, that all or a portion of the outstanding and unvested Options as of the date of consummation of the Transaction shall become exercisable in full on a date no later than ten (10) days prior to the date of consummation of the Transaction.
(b) For the purposes of this Section 10.2, an Option shall be considered assumed or substituted if, following a Transaction, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether Shares, cash, or other securities or property) received in the merger or sale of assets by holders of Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration determined by the Administrator, at its sole discretion); provided, however, that if the consideration received in the Transaction is not solely common stock or ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent, the Administrator may, with the consent of the successor corporation, provide for the per share consideration to be received upon the exercise of the Option to be solely common stock or ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent equal in fair market value to the per share consideration received by holders of Shares in the Transaction, as determined by the Administrator.
(c)    In the event that the Board of Directors determines in good faith that, in the context of a Transaction, certain Options have no monetary value and thus do not entitle the holders of such Options to any consideration under the terms of the Transaction, the Board of Directors may determine that such Options shall terminate effective as of the effective date of the Transaction.
(d)    It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of Transaction, provided that the Administrator shall determine in good faith that a Participant’s rights are not thereby adversely affected without the Participant’s express written consent. Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to determine that the treatment of Options in a Transaction may differ among individual Participants or groups of Participants, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction.

11.    Non-Transferability of Options and Shares
11.1    No Option may be transferred other than by will or by the laws of descent and distribution, and during the Participant's lifetime an Option may be exercised only by such Participant.
11.2    Shares of Restricted Shares may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution, prior to the date on which the date on which any applicable restriction, performance or deferred period lapses. Shares for which full payment has not been made, may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of an Participant's rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Participant to such Participant’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 9.1(a) hereof, and as may otherwise be determined by the Administrator. The foregoing shall not derogate from the terms of Section 21 below.

12.    Term and Amendment of the Plan
12.1    The Plan shall expire (except as to Awards outstanding on that date) on October 22, 2030, which is ten (10) years from the date its amendment and restatement was adopted by the Board of Directors, subject to the approval of the Company’s stockholders. If the stockholders fail to approve the Plan as amended and restated within twelve (12) months after its adoption by the Board of Directors, then the Plan shall expire on December 3, 2025.
12.2    Notwithstanding any other provision of the Plan, the Board (or a duly authorized Committee thereof) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, except (x) to correct obvious drafting errors or as otherwise required by law or (y) as specifically provided herein, the rights of a Participant with respect to vested Awards granted prior to such amendment, suspension or termination, may not be reduced without the consent of such Participant. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but except (x) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (y) as specifically provided herein, no such amendment or other action by the Committee shall reduce the rights of any Participant with respect to vested Awards without the Participant’s consent.
13.    Term of Option
Unless otherwise explicitly provided in an Award Agreement, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years after the date on which the Option was granted, as set forth in the Award Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 6), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Participant in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire.

14.    Continuance of Engagement
Neither the Plan nor any offer of Shares or Options to a Participant shall impose any obligation on the Company or a related company thereof, to continue the employment or engagement of any Participant as a Service Provider, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Participant any right to continue to serve as a Service Provider of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or engagement at any time.

15.    Governing Law
The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.
16.    Application of Funds
The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

17.    Taxes
17.1    Any tax consequences arising from the grant, or vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.
17.2    The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in the Plan or any Appendix hereto does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.
17.3    THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES.

18.        Market Stand-Off
    If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may require the Participant to execute a form of undertaking to this effect or impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
19.    Conditions Upon Issuance of Shares

19.1    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or with respect to any Award unless the exercise of such Option or grant of such Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Any Shares issued in accordance with this Plan, shall, without any further action required to be taken by the Company and/

or the Participant, become subject to the Amended & Restated Stockholder Agreement, as in effect at the date of such issuance.

19.2     Investment Representations. As a condition to the exercise of an Option or receipt of an Award, the Board may require the person exercising such Option or receiving such Award to represent and warrant at the time of any such exercise or the time of receipt of the Award that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Board.

19.3    Legend. The Administrator may require each person receiving Shares pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Administrator shall request. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Administrator deems appropriate to reflect any applicable restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of any relevant securities authority, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

20.     Proxy
The Company, at its sole discretion, may require that as a condition of grant of an Award or of exercise of an Option, the Participant be required to grant an irrevocable proxy to any appropriate person designated by the Company, to vote all Shares obtained by the Participant pursuant to an Award at all general meetings of Company, and to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the Participant, including the right to waive on behalf of the Participant all minimum notice requirements for meetings of shareholders of the Company. Such proxy shall remain in effect until the consummation of an IPO, and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such proxy. The proxy shall be personal to the Participant and shall not survive the transfer of the Participant’s Shares to a third-party transferee; provided, however, that upon a transfer of the Participant’s Shares to such a transferee (subject to the terms and conditions of the Plan concerning any such transfer), the transferee may be required to grant an irrevocable proxy to such appropriate person as the Company, in giving its approval to the transfer, so requires. The proxy may be contained in the Award Agreement of each Participant or otherwise as the Administrator determines. If contained in the Award Agreement, no further document shall be required to implement such proxy, and the signature of the Participant on the Award Agreement shall indicate approval of the proxy thereby granted. The holder of the proxy shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the proxy unless arising out of his/her own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the holder of the proxy may have as a director, officer or otherwise under the Company's Corporate Charter or any agreement, any vote of shareholders or directors, insurance policy or otherwise.

21.         Additional Restrictions on Transfers of Shares
Until such time as the Shares are registered for trade to the public, a Participant shall not be permitted to transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of in any way (for the purposes of this Section 21, a “Transfer”) to one or more third parties. Notwithstanding the above, in case the Company expressly authorizes such Transfer, in its sole discretion, then the Transfer shall be subject to the following provisions:
    21.1    Restriction Period. No Transfer may be effected until after the elapse of six (6) months from the date of issuance of the Shares subject to the Transfer (the “Transfer Restriction Period”).
    21.2    Transfer Notice. Following the Transfer Restriction Period, a Participant who wishes to Transfer the Shares held by him, in whole or in part (the “Transferor”) shall be obligated to give notice in writing to the Company (the “Transfer Notice”). In the Transfer Notice, the Transferor shall indicate the number of Shares he/she wishes to Transfer (the “Offered Shares”), the identity of the prospective transferee(s) (the “Transferee”), the consideration for the Offered Shares and all other terms and conditions of the Transfer. The Transfer Notice shall contain a representation that the Transferor has received a bona fide offer from the Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.
    21.3    Company Response. The Company may inform the Transferor in writing within twenty-one (21) days from the day of receipt of the Transfer Notice whether the Repurchaser wishes to repurchase the Offered Shares, in whole or in part, for the price and according to the payment conditions provided for in the Transfer Notice, or at the Repurchaser’s election, for an immediate cash payment (hereinafter the “Purchase Notice”). For the purposes hereof, the “Repurchaser” shall mean the Company, to the extent that it is permitted under law to effect a repurchase of its shares or such person(s) or entity(-ies) designated by the Board.
    21.4    If within such 21 day period no Purchase Notice is delivered to the Transferor the Transferor may, within fourteen (14) days from such date, sell the Offered Shares at a price not less than the price indicated in and upon all other terms and conditions as set forth in the Transfer Notice.
    21.5    If the Transferor shall not Transfer the Offered Shares within such fourteen (14) day period, he/she shall be obligated, before Transferring the Offered Shares to another third party, to offer them again to the Company in accordance with the procedure set forth above, and such procedure shall apply to any further offer.
    21.6    Any attempted or purported Transfer not in accordance with the foregoing provisions shall be null and void.
22.     Miscellaneous
    Whenever applicable in the Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove”

when used in the Plan refer to the Plan as a whole, including any applicable Appendices, unless otherwise required by context.

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